Highlands Bankshares Announces The Planned Retirements Of Founding Directors
James D. Moore, Jr., M.D. Non-Executive Chairman, and H. Ramsey White, Jr., D.D.S.
Robert W. Moser, Jr. Elected Non-Executive Chairman

Abingdon, Va., Nov. 6, 2017 / Highlands Bankshares, Inc. (OTCQX: HLND) today announced the planned retirements of founding directors James D. Moore, Jr.,M.D., non-executive chairman of the board, and H. Ramsey White Jr., D.D.S., from the Company and its subsidiary, Highlands Union Bank, effective December 31, 2017. The board of directors elected Robert W. Moser, Jr. to be the Company’s and subsidiary bank’s next non-executive chairman, effective January 1, 2018.

“We thank Jim and Ramsey for their outstanding leadership of Highlands,” said Timothy K. Schools, President and Chief Executive Officer. “Without their entrepreneurial spirit in 1983 and perseverance through the recent economic crisis, Highlands would not exist today as one of Southwest Virginia’s largest employers, taxpayers, and capital providers. Through their thoughtful guidance, the board invested considerable time in succession planning the last two years with the goal of assembling a board and management team well suited to continue their vision of being an outstanding provider of financial services. It is due to their commitment that as they approach the Company’s mandatory retirement age, a strong team has been assembled, our financial health is near its peak, and in the past month Highlands was recognized as the best bank in our home market of Washington County, Virginia.”

Highlands Union Bank, the sole subsidiary of Highlands Bankshares, was opportunistically created in 1983 following Central Fidelity Bank’s acquisition of Washington County National Bank to provide Washington County, Virginia’s citizens and small businesses a locally-based bank with a foundation centered on service excellence and responsiveness. It opened in Abingdon, Virginia in 1985 with a $2 million capital investment. From a single location and through outstanding customer service, Highlands expanded over the following thirty-two years to serve markets in North Carolina, Tennessee, and Virginia and manage over $600 million in assets. Over the last year, Highlands has been recognized as the best bank in Watauga, North Carolina, Bristol, Virginia, Smyth County, Virginia, and Washington County, Virginia.

Mr. Moser joined the board of the Company and Bank in May of 2017. He is the co-founder, President, and Chief Operations Officer of Immedion, a leading data center services and Infrastructure-as-a-Service (IaaS) provider located in six markets covering western North Carolina, southern Ohio, and South Carolina. Previously, he spent nearly twenty years at Solectron and NCR where he earned the designation of Six Sigma Green Belt. Moser holds a Bachelor of Science degree in Computer Engineering from Clemson University.